Exhibit 99.2

ANSYS, INC. THIRD QUARTER 2018

EARNINGS ANNOUNCEMENT

PREPARED REMARKS

November 7, 2018

ANSYS is providing a copy of its prepared remarks in connection with its earnings announcement. These remarks are offered to provide stockholders and research analysts with additional time and detail for analyzing our Q3 2018 results in advance of our quarterly conference call. These prepared remarks will not be read on the call.

Conference call details:

November 8, 2018

8:30 a.m. Eastern Time

•	To access the live broadcast, please visit the Investor Relations section of ANSYS’ website at https://investors.ansys.com and click on Events & Presentations, then Webcasts & Events.
•	The call can also be heard by dialing (855) 239-2942 (US) or (412) 542-4124 (CAN & INT’L) at least five minutes prior to the call and referencing conference code 10123501.
•	A replay will be available within two hours of the call's completion at https://investors.ansys.com or by dialing (877) 344-7529 (US), (855) 669-9658 (CAN) or (412) 317-0088 (INT’L) and referencing the access code 10123501.

SUPPLEMENTAL INFORMATION

In addition to our GAAP information, ANSYS has historically provided non-GAAP supplemental information. Our reasons for providing this information are described later in this document, as well as in our Q3 earnings press release, which can be found on our website in the Press Releases section. Reconciliations of GAAP to non-GAAP information are also provided. In line with our historical practice, the financial information below is presented on a supplemental, non-GAAP basis unless otherwise indicated.

We transitioned to ASC 606 on January 1, 2018, which impacted the timing and amounts of revenue recognized. The most significant impact relates to the accounting for lease licenses. Under ASC 605, the revenue associated with these licenses was recognized ratably, over the lease term, and was accounted for entirely as lease license revenue. Under ASC 606, approximately 50% of the value of the lease license is recognized up front as lease license revenue, while the remainder is recognized as maintenance revenue ratably over the contract duration. The upfront recognition of the amount attributed to license revenue results in greater volatility in our revenue and earnings results. To assist analysts and investors with their understanding of our operating results, we have introduced a new performance metric, Annual Contract Value (ACV). We believe this new measure is an improved metric as compared to the historically provided bookings metric because it adjusts the sales bookings metric to reflect only the annual value of a contract and also adjusts to reflect the sales booking at the date of the contract inception or renewal.

For comparability purposes, the amounts presented in the sections below refer to non-GAAP results under ASC 605, as if the previous revenue recognition guidance was still in effect, unless otherwise specified.

THIRD QUARTER 2018 OVERVIEW

We delivered another strong quarter with EPS that exceeded the high end of our guidance. We reported third quarter consolidated non-GAAP revenue of $307.9 million, an increase of 11% in reported currency and 12% in constant currency. We reported year-to-date consolidated non-GAAP revenue of $892.0 million, an increase of 12% in reported currency and 10% in constant currency. We also achieved non-GAAP EPS of $1.46 and $3.92 in the third quarter and year-to-date 2018, respectively, which represented 39% and 33% growth over the third quarter and year-to-date 2017, respectively. Our financial results for Q3 2018 included cash flows from operations of $110.0 million for the quarter and $353.5 million year-to-date.

The following are other notable comments related to Q3 2018:

•	Lease license revenue and maintenance revenue each grew 15% for the quarter in constant currency. Lease license revenue grew 10% and maintenance revenue grew 13% for year-to-date 2018, both in constant currency. Perpetual license revenue declined 1% and service revenue grew 34% for the quarter, both in constant currency. Perpetual license revenue grew 2% and service revenue grew 31% for year-to-date 2018, both in constant currency.

•	Both lease licenses and maintenance contributed to a steady stream of recurring revenue that totaled 77% of revenue for both the quarter and year-to-date 2018.

•	Our direct and indirect businesses contributed 77% and 23%, respectively, of both Q3 and year-to-date revenue.

•	ACV increased 13% and 11%, both in constant currency, for the third quarter and year-to-date 2018, respectively.

•	We continued to drive sales execution, which resulted in a deferred revenue and backlog balance of $761.6 million, an increase of 14% over Q3 2017.

•	For the third quarter, we had 30 customers with cumulative orders over $1 million, including one customer with cumulative orders over $10 million. This compares to 25 customers with orders over $1 million in the third quarter of 2017, including two customers with cumulative orders over $10 million. For year-to-date 2018, we had 99 customers with cumulative orders over $1 million. This compares to 98 customers with cumulative orders in excess of $1 million for year-to-date 2017.

As we have been communicating throughout the year, an important area of increased investment in 2018 has been in the form of additional resources across our field engineering teams. This has driven measurable business results as evidenced by the constant currency services revenue growth of 34% for the quarter and 31% for year-to-date 2018. These investments have been instrumental in supporting key customer initiatives that have enabled us to continue to expand our relationships at both major and strategic accounts.

•	During the third quarter, we repurchased 0.4 million shares at an average price of $176.58. During the first nine months, we repurchased 1.2 million shares at an average price of $164.14. As of September 30, 2018, the Company had 4.3 million shares remaining in its authorized share repurchase program.

•	The Company recognized a net $6.8 million income tax benefit associated with global legal entity restructuring activities in the third quarter.

•	Total headcount on September 30, 2018 was approximately 3,300 employees as compared to approximately 2,900 employees at September 30, 2017.

Other Recent Highlights

•	We released ANSYS® 19.2, which empowers more users to accelerate the design process. For example, Fluent's new single window, efficient workflows and patent-pending advanced meshing technology for computational fluid dynamics (CFD) were included in the release. Users will greatly benefit from new processes for developing embedded software for safety-critical applications, as well as dramatic computational speed and user experience improvements for solving automotive radar scenarios, digital twins, 3D design exploration and structural modeling. Highlights of ANSYS 19.2 include: accelerated and more accurate CFD models; increased speed and performance for multiphysics designs; expanded capabilities to perform functional safety analysis for automotive semiconductors; expanded systems simulation capabilities for autonomous and electric vehicles; and expanded physics simulation capabilities for optics and optoelectronics.

•	In October 2018, Prith Banerjee joined the executive team as its chief technology officer (CTO). Utilizing his extensive experience in both industry and academia, Mr. Banerjee will lead the evolution of ANSYS' technology and will champion our next phase of innovation and growth.

DEFERRED REVENUE AND BACKLOG

	ASC 606		ASC 605
(in thousands)	September 30, 2018	June 30, 2018	September 30, 2018	June 30, 2018	September 30, 2017	June 30, 2017
Current Deferred Revenue	$272,872	$306,879	$434,129	$462,575	$381,727	$411,646
Current Backlog	139,241	126,187	133,673	127,749	91,885	77,491
Total Current	412,113	433,066	567,802	590,324	473,612	489,137

Long-Term Deferred Revenue	13,581	16,658	24,418	27,462	23,971	18,975
Long-Term Backlog	119,021	137,178	169,340	198,338	171,686	147,712
Total Long-Term	132,602	153,836	193,758	225,800	195,657	166,687

Total Deferred Revenue and Backlog	$544,715	$586,902	$761,560	$816,124	$669,269	$655,824

The table above represents GAAP deferred revenue and backlog. As a result of the fair value provisions applicable to the accounting for business combinations, the Company typically records acquired deferred revenue at an amount that is lower than the historical carrying value. The expected impacts on revenue under ASC 606 are $2.5 million and $9.4 million for the quarter and the year ending December 31, 2018, respectively. The expected impacts on revenue under ASC 605 are $4.2 million and $15.6 million for the quarter ending December 31, 2018 and for the year ending December 31, 2018, respectively.

ACV AND SEVEN-FIGURE CUSTOMER ORDERS

(in thousands)	Q3 QTD 2018	Q3 QTD 2017	% Change	% Change in Constant Currency
ACV	$257,824	$228,739	12.7%	13.5%

(in thousands)	Q3 YTD 2018	Q3 YTD 2017	% Change	% Change in Constant Currency
ACV	$844,724	$743,187	13.7%	10.8%

The Company had customers with seven-figure cumulative orders as follows:

	Q3 QTD 2018	Q3 QTD 2017	Q3 YTD 2018	Q3 YTD 2017
≥ $1.0 - < $5.0 million	26	22	82	85
≥ $5.0 - < $10.0 million	3	1	11	9
≥ $10.0 million	1	2	6	4
Total ≥ $1.0 million	30	25	99	98

REVENUE HIGHLIGHTS

	ASC 606		ASC 605
(in thousands, except percentages)	Q3 QTD 2018	% of Total	Q3 QTD 2018	% of Total	Q3 QTD 2017	% of Total	% Change	% Change in Constant Currency
Lease	$43,202	14.7%	$108,718	35.3%	$94,676	34.2%	14.8%	15.3%
Perpetual	65,901	22.5%	61,353	19.9%	62,624	22.6%	(2.0)%	(1.1)%
Maintenance	175,011	59.7%	128,942	41.9%	112,761	40.7%	14.3%	15.0%
Service	8,852	3.0%	8,915	2.9%	6,705	2.4%	33.0%	33.6%
Total	$292,966		$307,928		$276,766		11.3%	11.9%

	ASC 606		ASC 605
(in thousands, except percentages)	Q3 YTD 2018	% of Total	Q3 YTD 2018	% of Total	Q3 YTD 2017	% of Total	% Change	% Change in Constant Currency
Lease	$148,837	16.8%	$313,249	35.1%	$281,142	35.4%	11.4%	9.6%
Perpetual	201,501	22.8%	176,154	19.7%	168,513	21.2%	4.5%	2.3%
Maintenance	507,817	57.4%	375,535	42.1%	324,799	40.9%	15.6%	12.6%
Service	26,946	3.0%	27,049	3.0%	20,208	2.5%	33.9%	31.4%
Total	$885,101		$891,987		$794,662		12.2%	9.8%

As a result of the Company's application of the fair value provisions applicable to the accounting for business combinations, there were impacts on GAAP revenue under ASC 606 of $3.5 million and $6.9 million for the third quarter and year-to-date 2018, respectively. The impacts on GAAP revenue under ASC 605 were $6.0 million and $1.2 million for the third quarters of 2018 and 2017, respectively. The impacts on GAAP revenue under ASC 605 were $11.4 million and $1.7 million for year-to-date 2018 and 2017, respectively.

GEOGRAPHIC REVENUE HIGHLIGHTS

	ASC 606		ASC 605
(in thousands, except percentages)	Q3 QTD 2018	% of Total	Q3 QTD 2018	% of Total	Q3 QTD 2017	% of Total	% Change	% Change in Constant Currency
Americas	$113,646	38.8%	$128,380	41.7%	$112,398	40.6%	14.2%	14.3%

Germany	28,291	9.7%	31,445	10.2%	28,467	10.3%	10.5%	11.8%
United Kingdom	11,492	3.9%	8,582	2.8%	9,603	3.5%	(10.6)%	(10.1)%
Other EMEA	49,018	16.7%	51,195	16.6%	44,844	16.2%	14.2%	15.4%
EMEA	88,801	30.3%	91,222	29.6%	82,914	30.0%	10.0%	11.2%

Japan	37,217	12.7%	34,811	11.3%	30,919	11.2%	12.6%	13.2%
Other Asia-Pacific	53,302	18.2%	53,515	17.4%	50,535	18.3%	5.9%	7.1%
Asia-Pacific	90,519	30.9%	88,326	28.7%	81,454	29.4%	8.4%	9.4%

Total	$292,966		$307,928		$276,766		11.3%	11.9%

	ASC 606		ASC 605
(in thousands, except percentages)	Q3 YTD 2018	% of Total	Q3 YTD 2018	% of Total	Q3 YTD 2017	% of Total	% Change	% Change in Constant Currency
Americas	$346,319	39.1%	$365,277	41.0%	$325,788	41.0%	12.1%	12.1%

Germany	98,042	11.1%	93,485	10.5%	79,233	10.0%	18.0%	10.3%
United Kingdom	28,463	3.2%	27,615	3.1%	24,197	3.0%	14.1%	8.1%
Other EMEA	154,457	17.5%	153,192	17.2%	130,764	16.5%	17.2%	10.9%
EMEA	280,962	31.7%	274,292	30.8%	234,194	29.5%	17.1%	10.4%

Japan	110,835	12.5%	104,631	11.7%	94,753	11.9%	10.4%	8.2%
Other Asia-Pacific	146,985	16.6%	147,787	16.6%	139,927	17.6%	5.6%	4.6%
Asia-Pacific	257,820	29.1%	252,418	28.3%	234,680	29.5%	7.6%	6.1%

Total	$885,101		$891,987		$794,662		12.2%	9.8%

Regional Commentary

Americas

The Americas led the regions with 14% constant currency revenue growth, including double-digit growth in lease, maintenance and service revenue. The region had nine customers with cumulative orders over $1 million during the quarter as compared to 14 customers during the third quarter of 2017. The decrease in the number of these deals as compared to last year's third quarter is attributable to the timing of large deals, in particular deals that have both elements of new and renewal business, that have a tendency to be aligned around Q4 customer year-end budgeting and spending cycles.

EMEA

EMEA delivered constant currency revenue growth of 11%, including double-digit growth in lease, maintenance and service revenue. The region had 10 customers with cumulative orders over $1 million during the quarter as compared to seven customers during the third quarter of 2017. Germany, France and Italy each experienced double-digit revenue growth in constant currency, partially offset by the United Kingdom. The overall results in the region continue to demonstrate our strong sales execution and an improved go-to-market strategy.

Asia-Pacific

Asia-Pacific experienced 9% constant currency revenue growth, including double-digit growth in lease, maintenance and service revenue. The region experienced strong growth in Japan, our largest geography in the region, and India, partially offset by South Korea and Taiwan. Asia-Pacific led the regions in large deals with a total of 11 customers with cumulative orders over $1 million during the quarter as compared to four customers during the third quarter of 2017.

Industry Commentary

Consistent with the first half of 2018, the automotive industry remained strong due to continued investments in autonomous vehicles and electrification. Investments in smart, connected products and 5G by companies around the globe bolstered the high-tech industry in Q3. The industrial equipment industry saw growth as companies continued to focus on the use of simulation in maintenance, repair and overhaul projects. Aerospace and defense had strong performance due to an increase in defense spending in both the United States and Europe.

INCOME STATEMENT HIGHLIGHTS

Q3 2018 MARGINS AND TAX RATE: The gross margins, operating margins and effective tax rates were as follows:

	ASC 606		ASC 605
	Q3 QTD 2018	Q3 YTD 2018	Q3 QTD 2018	Q3 YTD 2018
Gross Margin	90.0%	90.0%	90.5%	90.1%
Operating Margin	44.0%	45.5%	46.7%	45.9%
Effective Tax Rate	13.9%	18.6%	14.1%	18.7%

BALANCE SHEET AND CASH FLOW HIGHLIGHTS

•	Cash and short-term investments totaled $729.4 million as of September 30, 2018, of which 77% was held domestically.
•	Cash flows from operations were $110.0 million for the third quarter of 2018 as compared to $88.9 million for the third quarter of 2017. Cash flows from operations were $353.5 million for year-to-date 2018 as compared to $327.0 million for year-to-date 2017.
•	Consolidated net DSO was 33 days under ASC 605. Consolidated net DSO was 77 days under ASC 606, which significantly increased upon the adoption of ASC 606 on January 1, 2018.
•	Capital expenditures totaled $6.3 million and $13.1 million for the third quarter and year-to-date 2018, respectively. We are currently planning total 2018 capital expenditures in the range of $20 - $25 million.

SHARE COUNT AND SHARE REPURCHASES

We had 86.0 million fully diluted weighted average shares outstanding in Q3. In line with our commitment to return capital to stockholders, we repurchased 0.4 million shares during Q3 at an average price of $176.58 and repurchased 1.2 million shares YTD at an average price of $164.14. In February 2018, the Company's Board of Directors increased the authorized share repurchase program to a total of 5.0 million shares. As of September 30, 2018, the Company had 4.3 million shares remaining in its authorized share repurchase program.

STOCK-BASED COMPENSATION EXPENSE

	Three Months Ended		Nine Months Ended
(in thousands, except per share data)	September 30, 2018	September 30, 2017	September 30, 2018	September 30, 2017
Cost of sales:
Software licenses	$339	$140	$938	$711
Maintenance and service	1,099	739	2,942	1,894
Operating expenses:
Selling, general and administrative	13,484	8,782	33,288	23,310
Research and development	8,061	5,112	21,719	13,493
Stock-based compensation expense before taxes	22,983	14,773	58,887	39,408
Related income tax benefits	(8,611)	(6,080)	(30,311)	(23,980)
Stock-based compensation expense, net of taxes	$14,372	$8,693	$28,576	$15,428
Net impact on earnings per share:
Diluted earnings per share	$(0.17)	$(0.10)	$(0.33)	$(0.18)

CURRENCY

CURRENCY IMPACTS: The third quarter and year-to-date 2018 revenue and operating income under ASC 605 as compared to the third quarter and year-to-date 2017 were impacted by fluctuations in the U.S. Dollar. The impacts on revenue and operating income are reflected in the table below. Amounts in brackets indicate an adverse impact from currency fluctuations.

	Three Months Ended	Nine Months Ended
(in thousands)	September 30, 2018	September 30, 2018
Revenue	$(1,843)	$19,231
Operating income	$(485)	$11,028

There were adverse foreign exchange impacts on deferred revenue and backlog of $3.6 million and $11.0 million for the third quarter and year-to-date 2018, respectively.

OUTLOOK

The Company continues to expect that the OPTIS non-GAAP impact on 2018 revenue is approximately $25 million to $26 million under both ASC 606 and ASC 605. The expected impact on GAAP revenue is approximately $16 million to $18 million under ASC 606 and $10 million to $12 million under ASC 605.

Q4 2018 OUTLOOK: We are currently forecasting the following for Q4 2018 under ASC 606:

(in millions, except percentages and per share data)	GAAP	non-GAAP
Revenue	$349.5 - $369.5	$352.0 - $372.0
Operating margin	34.0% - 37.0%	43.0% - 45.0%
Effective tax rate	19.5% - 22.5%	21.5% - 22.5%
Diluted earnings per share	$1.10 - $1.29	$1.39 - $1.55

We are currently forecasting the following for Q4 2018 under ASC 605:

(in millions, except percentages and per share data)	GAAP	non-GAAP
Revenue	$332.8 - $342.8	$337.0 - $347.0
Operating margin	30.0% - 33.0%	40.0% - 41.0%
Effective tax rate	19.0% - 22.0%	21.5% - 22.5%
Diluted earnings per share	$0.95 - $1.05	$1.26 - $1.32

FY 2018 OUTLOOK: We are updating our FY 2018 forecast based on our current sales visibility and the assumption of a continuation of a similar business climate to that we experienced in the third quarter. The guidance also reflects a slight adverse impact on revenue related to currency exchange rate changes since we last provided guidance in August 2018.

We are currently forecasting the following for FY 2018 under ASC 606:

(in millions, except percentages and per share data)	GAAP	non-GAAP
Revenue	$1,227.6 - $1,247.6	$1,237.0 - $1,257.0
Operating margin	34.0% - 35.0%	44.5% - 45.5%
Effective tax rate	14.0% - 15.0%	19.0% - 20.0%
Diluted earnings per share	$4.19 - $4.38	$5.25 - $5.41

We are also updating our forecast for FY 2018 under ASC 605 as follows:

(in millions, except percentages and per share data)	GAAP	non-GAAP
Revenue	$1,213.4 - $1,223.4	$1,229.0 - $1,239.0
Operating margin	33.0% - 34.0%	44.0% - 45.0%
Effective tax rate	14.0% - 15.0%	19.0% - 20.0%
Diluted earnings per share	$4.07 - $4.16	$5.18 - $5.24

We are updating our ACV and operating cash flow forecast for FY 2018. We are currently forecasting:

(in millions)	Other Financial Metrics
ACV	$1,262.0 - $1,282.0
Operating cash flows*	$455.0 - $480.0

*The Company's operating cash flow guidance reflects an adverse impact of approximately $12.0 - $15.0 million related to income tax payments associated with deferred revenue and backlog credited to retained earnings and never recognized as revenue in the financial statements.

The Company's ACV metric for FY 2017 was approximately $1,124.0 million.

We are currently expecting approximately 86.0 million fully diluted shares outstanding for Q4 2018 and FY 2018.

CURRENCY OUTLOOK: The Company’s results have been, and will continue to be, impacted by currency fluctuations, particularly by rate movements in the Euro, British Pound and Japanese Yen. Our currency rate assumptions are as follows:

	Euro	British Pound	Japanese Yen
Q4 2018	1.14 - 1.17	1.29 - 1.32	111 - 114

The outlook presented above factors in actual and planned increases in sales and channel capacity, our current visibility around major account activity, sales pipelines and forecasts. However, as we have said in the past, and will continue to reiterate, there are many things that we have no control over, including the macro-economic environment, customer procurement patterns, government and tax policies, and currency rate volatility. We do, however, have the benefit of a solid, repeatable business base; a diversified geographic and industry footprint; and a world-class customer base that have helped us to succeed and to deliver on our commitments.

GLOSSARY OF TERMS

Annual Contract Value (ACV): ACV is composed of the following:

•	the annualized value of maintenance and lease contracts with start dates or anniversary dates during the period, plus
•	the value of perpetual license contracts with start dates during the period, plus
•	the annualized value of fixed-term services contracts with start dates or anniversary dates during the period, plus
•	the value of work performed during the period on fixed-deliverable services contracts.

Example 1: A $300,000 lease or maintenance contract with a term of January 1, 2018 - December 31, 2020 would contribute $100,000 to ACV in each of fiscal years 2018, 2019 and 2020.

Example 2: A perpetual license valued at $200,000 with a contract start date of March 1, 2018 sold in connection with three years of annual maintenance valued at a total of $120,000 would contribute to ACV as follows:  fiscal year 2018: $240,000 ($200,000 + $40,000); fiscal years 2019 and 2020: $40,000 in each year.

Backlog: Installment billings for periods beyond the current quarterly billing cycle and customer orders received but not processed.

Deferred Revenue: Billings made or payments received in advance of revenue recognition from software license and maintenance agreements.

Lease or Time-Based License: A license of a stated product of the Company’s software that is granted to a customer for use over a specified time period, which can be months or years in length. In addition to the use of the software, the customer is provided with access to maintenance (unspecified version upgrades and technical support) without additional charge. The revenue related to these contracts is recognized ratably over the contract period for the maintenance portion and up front for the license portion under ASC 606. Both portions were recognized ratably under ASC 605.

Perpetual / Paid-Up License: A license of a stated product and version of the Company’s software that is granted to a customer for use in perpetuity. The revenue related to this type of license is typically recognized up front.

Maintenance: A contract, typically one year in duration, that is purchased by the owner of a perpetual license and that provides access to unspecified version upgrades and technical support during the duration of the contract. The revenue from these contracts is recognized ratably over the contract period.

FORWARD-LOOKING STATEMENTS AND RISK FACTORS

Information provided by the Company or its spokespersons, including the above statements and any others in this document that refer to plans and expectations for the fourth quarter of 2018, FY 2018 and the future are forward-looking statements. The Company cautions investors that its performance (and, therefore, any forward-looking statement) is subject to risks and uncertainties. A detailed discussion of these risks and other factors that could affect ANSYS’ results is included in ANSYS’ SEC filings, including the Annual Report on Form 10-K for the year ended December 31, 2017, filed on February 22, 2018.

RECONCILIATION OF GAAP TO NON-GAAP MEASURES

ANSYS, INC. AND SUBSIDIARIES

ASC 606 Reconciliation of Non-GAAP Measures

(Unaudited)

	Three Months Ended
	September 30, 2018
(in thousands, except percentages and per share data)	GAAP Results	Adjustments		Non-GAAP Results
Total revenue	$289,418	$3,548	(1)	$292,966
Operating income	93,024	35,889	(2)	128,913
Operating profit margin	32.1%			44.0%
Net income	$89,336	$23,557	(3)	$112,893
Earnings per share – diluted:
Earnings per share	$1.04			$1.31
Weighted average shares	86,043			86,043

(1)	Amount represents the revenue not reported during the period as a result of the acquisition accounting adjustment associated with the accounting for deferred revenue in business combinations.
(2)	Amount represents $23.0 million of stock-based compensation expense, $0.3 million of excess payroll taxes related to stock-based awards, $9.0 million of amortization expense associated with intangible assets acquired in business combinations and the $3.5 million adjustment to revenue as reflected in (1) above.
(3)	Amount represents the impact of the adjustments to operating income referred to in (2) above, decreased for the related income tax impact of $11.7 million, a measurement-period adjustment related to the Tax Cuts and Jobs Act of $0.5 million, and rabbi trust income of $0.1 million.

ANSYS, INC. AND SUBSIDIARIES

ASC 606 Reconciliation of Non-GAAP Measures

(Unaudited)

	Nine Months Ended
	September 30, 2018
(in thousands, except percentages and per share data)	GAAP Results	Adjustments		Non-GAAP Results
Total revenue	$878,204	$6,897	(1)	$885,101
Operating income	296,638	105,796	(2)	402,434
Operating profit margin	33.8%			45.5%
Net income	$266,212	$65,591	(3)	$331,803
Earnings per share – diluted:
Earnings per share	$3.09			$3.86
Weighted average shares	86,060			86,060

(1)	Amount represents the revenue not reported during the period as a result of the acquisition accounting adjustment associated with the accounting for deferred revenue in business combinations.
(2)	Amount represents $58.9 million of stock-based compensation expense, $3.8 million of excess payroll taxes related to stock-based awards, $33.8 million of amortization expense associated with intangible assets acquired in business combinations, $2.4 million of transaction expenses related to business combinations and the $6.9 million adjustment to revenue as reflected in (1) above.
(3)	Amount represents the impact of the adjustments to operating income referred to in (2) above, decreased for the related income tax impact of $41.0 million and rabbi trust income of $0.1 million, and increased for a measurement-period adjustment related to the Tax Cuts and Jobs Act of $0.9 million.

ANSYS, INC. AND SUBSIDIARIES

ASC 605 Reconciliation of Non-GAAP Measures

(Unaudited)

	Three Months Ended
	September 30, 2018				September 30, 2017
(in thousands, except percentages and per share data)	GAAP Results	Adjustments		Non-GAAP Results	GAAP Results	Adjustments		Non-GAAP Results
Total revenue	$301,956	$5,972	(1)	$307,928	$275,585	$1,181	(4)	$276,766
Operating income	105,562	38,313	(2)	143,875	106,183	28,711	(5)	134,894
Operating profit margin	35.0%			46.7%	38.5%			48.7%
Net income	$100,116	$25,280	(3)	$125,396	$73,630	$17,638	(6)	$91,268
Earnings per share – diluted:
Earnings per share	$1.16			$1.46	$0.85			$1.05
Weighted average shares	86,043			86,043	86,588			86,588

(1)	Amount represents the revenue not reported during the period as a result of the acquisition accounting adjustment associated with the accounting for deferred revenue in business combinations.
(2)	Amount represents $23.0 million of stock-based compensation expense, $0.3 million of excess payroll taxes related to stock-based awards, $9.0 million of amortization expense associated with intangible assets acquired in business combinations, and the $6.0 million adjustment to revenue as reflected in (1) above.
(3)	Amount represents the impact of the adjustments to operating income referred to in (2) above, decreased for the related income tax impact of $12.4 million, a measurement-period adjustment related to the Tax Cuts and Jobs Act of $0.5 million and rabbi trust income of $0.1 million.
(4)	Amount represents the revenue not reported during the period as a result of the acquisition accounting adjustment associated with the accounting for deferred revenue in business combinations.
(5)	Amount represents $14.8 million of stock-based compensation expense, $12.3 million of amortization expense associated with intangible assets acquired in business combinations, $0.5 million of restructuring charges, and the $1.2 million adjustment to revenue as reflected in (4) above.
(6)	Amount represents the impact of the adjustments to operating income referred to in (5) above, adjusted for the related income tax impact of $11.0 million and rabbi trust income of $0.1 million.

ANSYS, INC. AND SUBSIDIARIES

ASC 605 Reconciliation of Non-GAAP Measures

(Unaudited)

	Nine Months Ended
	September 30, 2018				September 30, 2017
(in thousands, except percentages and per share data)	GAAP Results	Adjustments		Non-GAAP Results	GAAP Results	Adjustments		Non-GAAP Results
Total revenue	$880,551	$11,436	(1)	$891,987	$792,914	$1,748	(4)	$794,662
Operating income	298,985	110,335	(2)	409,320	290,049	89,985	(5)	380,034
Operating profit margin	34.0%			45.9%	36.6%			47.8%
Net income	$268,281	$68,827	(3)	$337,108	$206,666	$48,480	(6)	$255,146
Earnings per share – diluted:
Earnings per share	$3.12			$3.92	$2.38			$2.94
Weighted average shares	86,060			86,060	86,902			86,902

(1)	Amount represents the revenue not reported during the period as a result of the acquisition accounting adjustment associated with the accounting for deferred revenue in business combinations.
(2)	Amount represents $58.9 million of stock-based compensation expense, $3.8 million of excess payroll taxes related to stock-based awards, $33.8 million of amortization expense associated with intangible assets acquired in business combinations, $2.4 million of transaction expenses related to business combinations and the $11.4 million adjustment to revenue as reflected in (1) above.
(3)	Amount represents the impact of the adjustments to operating income referred to in (2) above, decreased for the related income tax impact of $42.3 million and rabbi trust income of $0.1 million, and increased for a measurement-period adjustment related to the Tax Cuts and Jobs Act of $0.9 million.
(4)	Amount represents the revenue not reported during the period as a result of the acquisition accounting adjustment associated with the accounting for deferred revenue in business combinations.
(5)	Amount represents $39.4 million of stock-based compensation expense, $36.4 million of amortization expense associated with intangible assets acquired in business combinations, $11.7 million of restructuring charges, $0.7 million of transaction expenses related to business combinations and the $1.7 million adjustment to revenue as reflected in (4) above.
(6)	Amount represents the impact of the adjustments to operating income referred to in (5) above, adjusted for the related income tax impact of $41.4 million and rabbi trust income of $0.1 million.

NON-GAAP MEASURES

Management uses non-GAAP financial measures (a) to evaluate the Company's historical and prospective financial performance as well as its performance relative to its competitors, (b) to set internal sales targets and spending budgets, (c) to allocate resources, (d) to measure operational profitability and the accuracy of forecasting, (e) to assess financial discipline over operational expenditures and (f) as an important factor in determining variable compensation for management and its employees. In addition, many financial analysts that follow the Company focus on and publish both historical results and future projections based on non-GAAP financial measures. The Company believes that it is in the best interest of its investors to provide this information to analysts so that they accurately report the non-GAAP financial information. Moreover, investors have historically requested, and the Company has historically reported, these non-GAAP financial measures as a means of providing consistent and comparable information with past reports of financial results.

While management believes that these non-GAAP financial measures provide useful supplemental information to investors, there are limitations associated with the use of these non-GAAP financial measures. These non-GAAP financial measures are not prepared in accordance with GAAP, are not reported by all of the Company's competitors and may not be directly comparable to similarly titled measures of the Company's competitors due to potential differences in the exact method of calculation. The Company compensates for these limitations by using these non-GAAP financial measures as supplements to GAAP financial measures and by reviewing the reconciliations of the non-GAAP financial measures to their most comparable GAAP financial measures.

The adjustments to these non-GAAP financial measures, and the basis for such adjustments, are outlined below:

Acquisition accounting for deferred revenue and its related tax impact. Historically, the Company has consummated acquisitions in order to support its strategic and other business objectives. In accordance with the fair value provisions applicable to the accounting for business combinations, acquired deferred revenue is often recorded on the opening balance sheet at an amount that is lower than the historical carrying value. Although this acquisition accounting requirement has no impact on the Company's business or cash flow, it adversely impacts the Company's reported GAAP revenue in the reporting periods following an acquisition. In order to provide investors with financial information that facilitates comparison of both historical and future results, the Company provides non-GAAP financial measures which exclude the impact of the acquisition accounting adjustment. The Company believes that this non-GAAP financial adjustment is useful to investors because it allows investors to (a) evaluate the effectiveness of the methodology and information used by management in its financial and operational decision-making, and (b) compare past and future reports of financial results of the Company as the revenue reduction related to acquired deferred revenue will not recur when related annual lease licenses and software maintenance contracts are renewed in future periods.

Amortization of intangible assets from acquisitions and its related tax impact. The Company incurs amortization of intangible assets, included in its GAAP presentation of amortization expense, related to various acquisitions it has made. Management excludes these expenses and their related tax impact for the purpose of calculating non-GAAP operating income, non-GAAP operating profit margin, non-GAAP net income and non-GAAP diluted earnings per share when it evaluates the continuing operational performance of the Company because these costs are fixed at the time of an acquisition, are then amortized over a period of several years after the acquisition and generally cannot be changed or influenced by management after the acquisition. Accordingly, management does not consider these expenses for purposes of evaluating the performance of the Company during the applicable time period after the acquisition, and it excludes such expenses when making decisions to allocate resources. The Company believes that these non-GAAP financial measures are useful to investors because they allow investors to (a) evaluate the effectiveness of the methodology and information used by management in its financial and operational decision-making, and (b) compare past reports of financial results of the Company as the Company has historically reported these non-GAAP financial measures.

Stock-based compensation expense and its related tax impact. The Company incurs expense related to stock-based compensation included in its GAAP presentation of cost of software licenses; cost of maintenance and service; research and development expense; and selling, general and administrative expense. This non-GAAP adjustment also includes excess payroll tax expense related to stock-based compensation. Stock-based compensation expense (benefit) incurred in connection with the Company's deferred compensation plan held in a rabbi trust includes an offsetting benefit (charge) recorded in other income (expense). Although stock-based compensation is an expense of the Company and viewed as a form of compensation, management excludes these expenses for the purpose of calculating non-GAAP operating income, non-GAAP operating profit margin, non-GAAP net income and non-GAAP diluted earnings per share when it evaluates the continuing operational performance of the Company. Management similarly excludes income (expense) related to assets held in a rabbi trust in connection with the Company's deferred compensation plan. Specifically, the Company excludes stock-based compensation and income (expense) related to assets held in the deferred compensation plan rabbi trust during its annual budgeting process and its quarterly and annual assessments of the Company's and management's performance. The annual budgeting process is the primary mechanism whereby the Company allocates resources to various initiatives and operational requirements. Additionally, the annual review by the board of directors during which it compares the Company's historical business model and profitability to the planned business model and profitability for the forthcoming year excludes the impact of stock-based compensation. In evaluating the performance of senior management and department managers, charges related to stock-based compensation are excluded from expenditure and profitability results. In fact, the Company records stock-based compensation expense into a stand-alone cost center for which no single operational manager is responsible or accountable. In this way, management is able to review, on a period-to-period basis, each manager's performance and assess financial discipline over operational expenditures without the effect of stock-based compensation. The Company believes that these non-GAAP financial measures are useful to investors because they allow investors to (a) evaluate the Company's operating results and the effectiveness of the methodology used by management to review the Company's operating results, and (b) review historical comparability in the Company's financial reporting as well as comparability with competitors' operating results.

Restructuring charges and the related tax impact. The Company occasionally incurs expenses for restructuring its workforce included in its GAAP presentation of cost of software licenses; cost of maintenance and service; research and development expense; and selling, general and administrative expense. Management excludes these expenses for the purpose of calculating non-GAAP operating income, non-GAAP operating profit margin, non-GAAP net income and non-GAAP diluted earnings per share when it evaluates the continuing operational performance of the Company, as it generally does not incur these expenses as a part of its operations. The Company believes that these non-GAAP financial measures are useful to investors because they allow investors to (a) evaluate the Company's operating results and the effectiveness of the methodology used by management to review the Company's operating results, and (b) review historical comparability in the Company's financial reporting as well as comparability with competitors' operating results.

Transaction costs related to business combinations. The Company incurs expenses for professional services rendered in connection with business combinations, which are included in its GAAP presentation of selling, general and administrative expense. These expenses are generally not tax-deductible. Management excludes these acquisition-related transaction expenses, derived from announced acquisitions, for the purpose of calculating non-GAAP operating income, non-GAAP operating profit margin, non-GAAP net income and non-GAAP diluted earnings per share when it evaluates the continuing operational performance of the Company, as it generally would not have otherwise incurred these expenses in the periods presented as a part of its operations. The Company believes that these non-GAAP financial measures are useful to investors because they allow investors to (a) evaluate the Company's operating results and the effectiveness of the methodology used by management to review the Company's operating results, and (b) review historical comparability in the Company's financial reporting as well as comparability with competitors' operating results.

Tax Cuts and Jobs Act. The Company recorded charges in its income tax provision related to the enactment of the Tax Cuts and Jobs Act, specifically for the transition tax related to unrepatriated cash. Management excludes these charges for the purpose of calculating non-GAAP net income and non-GAAP diluted earnings per share when it evaluates the continuing operational performance of the Company, as (i) the charges are not expected to recur as part of its normal operations and (ii) the charges resulted from the extremely infrequent event of major U.S. tax reform, the last such reform having occurred in 1986. The Company believes that these non-GAAP financial measures are useful to investors because they allow investors to (a) evaluate the Company's operating results and the effectiveness of the methodology used by management to review the Company's operating results, and (b) review historical comparability in the Company's financial reporting.

Non-GAAP financial measures are not in accordance with, or an alternative for, GAAP. The Company's non-GAAP financial measures are not meant to be considered in isolation or as a substitute for comparable GAAP financial measures and should be read only in conjunction with the Company's consolidated financial statements prepared in accordance with GAAP.

The Company has provided a reconciliation of the non-GAAP financial measures to the most directly comparable GAAP financial measures as listed below:

GAAP Reporting Measure	Non-GAAP Reporting Measure
Revenue	Non-GAAP Revenue
Operating Income	Non-GAAP Operating Income
Operating Profit Margin	Non-GAAP Operating Profit Margin
Net Income	Non-GAAP Net Income
Diluted Earnings Per Share	Non-GAAP Diluted Earnings Per Share

IR Contact:

Annette N. Arribas

(724) 820-3700

annette.arribas@ansys.com